Exhibit 99.2

Intercontinental Exchange plans 5-for-1 stock split;

Board approves third quarter $0.85 dividend and

authorizes $1 billion in share repurchases

ATLANTA & NEW YORK, August 3, 2016 – Intercontinental Exchange (NYSE: ICE), a leading operator of global exchanges and clearing houses and provider of data and listings services, announced today that its Board of Directors has approved pursuing an effective 5-for-1 stock split of ICE’s common stock that will be distributed in the form of a four share stock dividend per share. The proposal is subject to both Securities and Exchange Commission (SEC) and stockholder approval of the adoption of an amendment and restatement to ICE’s Certificate of Incorporation to increase the authorized shares of common stock and capital stock.

ICE also announced its third quarter dividend of $0.85 per share, which is payable on September 30, 2016 to holders as of September 16, and an ex-dividend date of September 14.

Additionally, the ICE Board authorized $1 billion for future stock repurchases.

“This announcement reflects our consistently strong growth in earnings and cash flow generation, as well as our commitment to returning capital as we build on our decade-long track record of earnings growth,” said ICE Chairman & CEO Jeffrey C. Sprecher. “In addition to highlighting ICE’s consistent earnings and share price growth, we believe the stock split will support liquidity in our stock in a highly fragmented marketplace, while making shares more accessible to a broader investor base.”

Scott A. Hill, ICE’s CFO added, “We continue to deploy our strong cash flow to de-lever, with a focus on our investment grade rating, while investing in growth initiatives, executing on M&A, and returning over $2 billion to stockholders since December 2013. Our disciplined approach to growth includes a focus on generating sector-leading returns on invested capital and prudent capital return, which includes a meaningful share repurchase program and a dividend that grows as our earnings grow.”

A special meeting of ICE stockholders is expected to be held on October 12, 2016 to obtain stockholder approval of the adoption of an amendment and restatement to ICE’s Certificate of Incorporation. Additional details regarding the special meeting and stock split will be provided when available. SEC approval of the amendment will also be required as a result of ICE’s operation of a national securities exchange. Following SEC and stockholder approval, the ICE Board intends to declare the stock split and set a record date and distribution date for the stock dividend in the fourth quarter.

About Intercontinental Exchange

Intercontinental Exchange (NYSE:ICE) operates the leading network of global futures, equity and equity options exchanges, as well as global clearing and data services across financial and commodity markets.  The New York Stock Exchange is the world leader in capital raising, listings and equities trading.

Trademarks of ICE and/or its affiliates include Intercontinental Exchange, ICE, ICE block design, NYSE and New York Stock Exchange, Interactive Data and Trayport. Information regarding additional trademarks and intellectual property rights of Intercontinental Exchange, Inc. and/or its affiliates is located at www.intercontinentalexchange.com/terms-of-use.

Safe Harbor Statement under the Private Securities Litigation Reform Act of 1995 -- Statements in this press release regarding ICE’s business that are not historical facts are “forward-looking statements” that involve risks and uncertainties. For a discussion of additional risks and uncertainties, which could cause actual results to differ from those contained in the forward-looking statements, see ICE’s Securities and Exchange Commission (SEC) filings, including, but not limited to, the risk factors in ICE’s Annual Report on Form 10-K for the year ended December 31, 2015, as filed with the SEC on February 4, 2016.

SOURCE: Intercontinental Exchange

ICE-CORP

ICE Media and Investor Contact:

Kelly Loeffler +1 770 857 4726

media@theice.com

investors@theice.com